HEI Exhibit 10.3

[OTS letterhead]
December 23, 1992

Wayne Minami, President
American Savings Bank, FSB
Financial Plaza of the Pacific
915 Fort Street Mall
Honolulu, Hawaii 96813

OTS No. 8384

Dear Mr. Minami:
We have reviewed your request, pursuant to 12 C.F.R. Section 563.134(e)(3), to be released from Part II.B. of the Regulatory Capital Maintenance/Dividend Agreement, dated May 26, 1988, between the institution, its parent companies, and the Federal Home Loan Bank Board.
Insofar as the provisions of the above agreement impose more stringent restrictions on the payment of dividends than 12 C.F.R. Section 563.134 and it has been determined there is currently no supervisory basis to impose stricter requirements on American and its parent companies with respect to capital distributions than that contained in Section 563.134, American Savings and its parent companies are hereby released from Part II.B., only, of the Regulatory Capital Maintenance/Dividend Agreement. All other provisions of the agreement shall remain in full force and effect.
Accordingly, effective this date, American Savings shall be subject only to the capital distribution limitations for its applicable tier designation at any given time, including the prior notification requirements, set forth in 12 C.F.R. Section 563.134 as currently in effect or as may be subsequently amended.

Sincerely,
/s/ Duane Thorkildsen
Duane Thorkildsen
Assistant Regional Director

PDM
cc: Paul Jennison, Assistant Regional Director
San Francisco Regional Office, FDIC